                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Genuine Parts Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             GENUINE PARTS COMPANY
                             2999 CIRCLE 75 PARKWAY
                             ATLANTA, GEORGIA 30339

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 19, 1999

                             ---------------------

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Genuine Parts Company (the "Company") will be held at 2999 Circle 75 Parkway, Atlanta, Georgia, on the 19th day of April, 1999, at 10:00 a.m., for the following purposes:

          (1) To elect four Class I directors and one Class III director;

          (2) To consider and vote upon a proposal to adopt the Genuine Parts Company 1999 Long-Term Incentive Plan;

          (3) To consider and vote upon a proposal to adopt the Genuine Parts Company 1999 Annual Incentive Bonus Plan;

          (4) To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

          (5) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

     Only holders of record of Common Stock at the close of business on February 11, 1999 will be entitled to vote at the meeting. The transfer books will not be closed. A complete list of the shareholders entitled to vote at the meeting will be available for inspection by shareholders at the offices of the Company immediately prior to the meeting.

     The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

                                          By Order of the Board of Directors,

                                          /s/ Carol B. Yancey
                                          CAROL B. YANCEY
                                          Corporate Secretary

Atlanta, Georgia
March 1, 1999

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             GENUINE PARTS COMPANY
                             2999 CIRCLE 75 PARKWAY
                             ATLANTA, GEORGIA 30339

                             ---------------------

                                PROXY STATEMENT

                        ANNUAL MEETING -- APRIL 19, 1999

     This Proxy Statement is being furnished to the shareholders of Genuine Parts Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's Annual Meeting of Shareholders to be held on April 19, 1999, at 10:00 a.m. local time, and at any reconvened meeting following any adjournment thereof. This proxy statement and the accompanying proxy are first being mailed to shareholders on or about March 1, 1999.

     All proxies received by the Company will be voted in accordance with instructions appearing on such proxies. A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting. The mailing address of the executive offices of the Company is 2999 Circle 75 Parkway, Atlanta, Georgia 30339.

     An annual report to the shareholders, including financial statements for the year ended December 31, 1998, is enclosed herewith.

     At the close of business on the record date for the Annual Meeting, which was February 11, 1999, the Company had outstanding and entitled to vote at the Annual Meeting 179,536,256 shares of Common Stock.

     Each shareholder is entitled to one vote on each proposal per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

     The vote required for the election of directors, the adoption of the 1999 Long-Term Incentive Plan, the adoption of the 1999 Annual Incentive Bonus Plan, and the selection of independent auditors is a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Consequently, with respect to the election of directors, withholding authority to vote with respect to one or more nominees will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote "against" such proposal. With respect to each other proposal, abstentions and broker "non-votes" will be counted as present for purposes of determining the existence of a quorum and as part of the base number of votes to be used in determining if the proposal has received the requisite number of votes for approval, and will have the same effect as a vote "against" such proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

                            1. ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eleven directorships, divided into two classes of four directors each and one class of three directors, with the terms of office of each class ending in successive years. The terms of directors in Class I expire on the date of this Annual Meeting. The current directors in Class II and Class III will continue in office. Stephen R. Kendall was appointed to the Board on August 17, 1998 to fill the vacancy that was created when the directors increased the size of the Board from ten to eleven. Pursuant to the Articles of Incorporation of the Company, Mr. Kendall was appointed as a director-at-large (not designated to any particular Class) to serve until the next election of directors by the Company's shareholders. Mr. Kendall has been nominated by the Board as a candidate for election to Class III of the Board.

     The shareholders are being asked to vote on the election of the four nominees for director in Class I and one nominee for director in Class III. The Class I nominees will serve for terms of three years each and until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death. The Class III nominee (Mr. Kendall) will serve for a term expiring on the date of the 2001 Annual Meeting and until his successor is duly elected and qualified or until his earlier resignation, retirement, disqualification, removal from office or death. All of the nominees are presently directors. In the absence of contrary instructions, the proxy will be voted for the election of the five nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the election of the remaining nominees and for the election of such other persons as they may select.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     The following tables and information below set forth the name of each nominee and each director continuing in office, their ages, principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see "Other Information about the Board and its Committees" below.

                             NOMINEES FOR DIRECTOR

                                    CLASS I
     FOR A THREE-YEAR TERM EXPIRING ON THE DATE OF THE 2002 ANNUAL MEETING

                                                                                    YEAR FIRST
NAME                              AGE          POSITION WITH THE COMPANY         ELECTED DIRECTOR
----                              ---          -------------------------         ----------------
Bradley Currey, Jr.               68           Director                                1990
Robert P. Forrestal               67           Director                                1996
Thomas C. Gallagher               51           President, Chief Operating              1990
                                               Officer and Director, and
                                               Chairman of the Board of
                                               Directors and Chief Executive
                                               Officer of S.P. Richards
                                               Company, a wholly owned
                                               subsidiary of the Company
Lawrence G. Steiner               60           Director                                1972

     Mr. Currey is Chairman of the Board of Directors and Chief Executive Officer of Rock-Tenn Company, a manufacturer and distributor of paperboard and packaging products located in Norcross, Georgia. He has held the position of Chief Executive Officer since 1989 and the position of Chairman of the Board since 1993. Mr. Currey was President of Rock-Tenn Company from 1978 to 1995. Mr. Currey is a director of Poe & Brown, Inc.

     Mr. Forrestal is of counsel in the law firm of Smith, Gambrell & Russell in Atlanta, Georgia, a position he has held since early 1996. Mr. Forrestal was President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1983 to 1995. Mr. Forrestal is a director of Equifax Inc. and ING North America Company.

     Mr. Gallagher has been President and Chief Operating Officer of the Company since 1990, and Chairman of the Board of Directors and Chief Executive Officer of S.P. Richards Company since 1988. Mr. Gallagher is a director of Oxford Industries, Inc. and National Service Industries, Inc.

     Mr. Steiner is Chairman of the Board and President of Ameripride Services Inc. (formerly known as American Linen Supply Company). Mr. Steiner has been President of Ameripride Services Inc. since 1979, and Chairman of the Board since 1992. Ameripride Services Inc. is headquartered in Minneapolis, Minnesota, and is engaged in the business of linen and garment rental.

                                   CLASS III
      FOR A TWO-YEAR TERM EXPIRING ON THE DATE OF THE 2001 ANNUAL MEETING

                                                                                    YEAR FIRST
NAME                              AGE          POSITION WITH THE COMPANY         ELECTED DIRECTOR
----                              ---          -------------------------         ----------------
Stephen R. Kendall                55           Director                                1998

     Mr. Kendall was appointed as a director of the Company by the Board of Directors on August 17, 1998. Mr. Kendall has been President and a director of EIS, Inc. since 1990. EIS, Inc., a wholly-owned subsidiary of the Company, is a distributor of materials for the manufacture of electronic and electrical apparatus, headquartered in Atlanta, Georgia.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                                    CLASS II
              TERM EXPIRING ON THE DATE OF THE 2000 ANNUAL MEETING

                                                                                    YEAR FIRST
NAME                               AGE        POSITION WITH THE COMPANY          ELECTED DIRECTOR
----                               ---        -------------------------          ----------------
Richard W. Courts, II              63         Director                                 1998
Larry L. Prince                    60         Chairman of the Board, Chief             1979
                                              Executive Officer and Director
James B. Williams                  65         Director                                 1980

     Mr. Courts is Chairman of the Board of Directors of Atlantic Investment Company, a position he has held since 1992, following his service as President since 1970. Atlantic Investment Company is headquartered in Atlanta, Georgia and is engaged in the business of real estate and capital investments. Mr. Courts is also a director of SunTrust Banks of Georgia, Inc., SunTrust Bank, Atlanta, Southern Mills, Inc. and Cousins Properties, Inc.

     Mr. Prince is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Prince has been Chairman of the Board since 1990, and Chief Executive Officer since 1989. He is also a director of Crawford & Company, Equifax Inc., John H. Harland Co., Southern Mills, Inc., and SunTrust Banks, Inc.

     Mr. Williams is Chairman of the Executive Committee of SunTrust Banks, Inc., a position he has held since 1998. Mr. Williams was Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998. Mr. Williams has been a member of the Board of Directors of SunTrust Banks, Inc. since 1984. He served as President of SunTrust Banks, Inc. from 1990 to 1991. Mr. Williams is also a director of The Coca-Cola Company, Georgia-Pacific Corporation, Rollins, Inc., RPC, Inc. and Sonat Inc.

                                   CLASS III
              TERM EXPIRING ON THE DATE OF THE 2001 ANNUAL MEETING

                                                                                    YEAR FIRST
NAME                               AGE        POSITION WITH THE COMPANY          ELECTED DIRECTOR
----                               ---        -------------------------          ----------------
Jean Douville                      55         Director                                 1992
J. Hicks Lanier                    58         Director                                 1995
Alana S. Shepherd                  68         Director                                 1993

     Mr. Douville has been President and a director of UAP Inc. since 1981, Chief Executive Officer of UAP Inc. since 1982, and Chairman of the Board of UAP Inc. since 1994. UAP Inc., a wholly-owned subsidiary of the Company, is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is a director of A.L. Van Houtte Ltd. and Banque Nationale du Canada.

     Mr. Lanier has been President of Oxford Industries, Inc. since 1977, Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and a director of Oxford Industries, Inc. since 1969. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company, Shaw Industries, Inc. and SunTrust Banks of Georgia, Inc.

     Ms. Shepherd is Secretary of the Board of Directors of The Shepherd Center, a position she has held since 1974. Ms. Shepherd is a director emeritus of Wachovia Bank of Georgia.

OTHER INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     During 1998, the Board of Directors held five meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of Committees of the Board on which they served. The Board presently has three standing committees. Certain information regarding the functions of the Board's committees, their present membership and the number of meetings held by each committee during 1998 is described below:

          Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Thomas C. Gallagher, Bradley Currey, Jr. and James B. Williams. During 1998, this committee held seven meetings.

          Audit Committee. The Audit Committee annually reviews and recommends to the Board the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company's procedures for internal auditing and inquires as to the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are James B. Williams (Chairman), Robert P. Forrestal, Alana S. Shepherd and Lawrence G. Steiner. During 1998, the Audit Committee held two meetings.

          Compensation and Stock Option Committee. The Compensation and Stock Option Committee is authorized to fix the compensation of senior officers of the Company, to administer the Company's Annual Incentive Bonus Plan, 1988 Stock Option Plan, 1992 Stock Option and Incentive Plan and, if approved by the shareholders at the Annual Meeting, the 1999 Long-Term Incentive Plan and 1999 Annual Incentive Bonus Plan, and to amend certain other benefit plans of the Company. The current members of the Compensation and Stock Option Committee are J. Hicks Lanier (Chairman), Bradley Currey, Jr. and James B. Williams. During 1998, the Compensation and Stock Option Committee held one meeting.

          The Company's Board of Directors does not have a nominating committee.

          Compensation of Directors. During 1998, directors who were not full-time employees of the Company or its subsidiaries were paid $6,250 per fiscal quarter plus $925 per meeting attended, except the Chairmen of the Audit Committee and the Compensation and Stock Option Committee who were paid $7,000 per fiscal quarter plus $925 per meeting attended.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of February 11, 1999, as to persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

                                                                         SHARES
                                        NAME AND ADDRESS              BENEFICIALLY      PERCENT
       TITLE OF CLASS                  OF BENEFICIAL OWNER               OWNED          OF CLASS
       --------------                  -------------------            ------------      --------
Common Stock,                The Capital Group Companies, Inc., as     12,830,000(2)      7.1%
  $1.00 par value            parent holding company on behalf of
                             certain subsidiaries, including Capital
                             Research and Management Company
                             333 South Hope Street
                             Los Angeles, California 90071
Common Stock,                Merrill Lynch, Pierce, Fenner & Smith      9,697,838(3)      5.4%
  $1.00 par value            Incorporated
                             World Financial Center, North Tower
                             250 Vesey Street
                             New York, New York 10281

---------------

(1) This information is based upon information included in a Schedule 13G jointly filed by The Capital Group Companies, Inc. and Capital Research and Management Company, and a Schedule 13G filed by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), each of which was received by the Company on February 12, 1999.
(2) Includes 12,830,000 shares beneficially owned by Capital Research and Management Company. The Capital Group Companies, Inc. disclaims beneficial ownership of these shares.
(3) Merrill Lynch is a sponsor of various unit investment trusts which invest in equity securities of the Company and have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. Merrill Lynch disclaims beneficial ownership of the reported shares, other than certain securities held in Merrill Lynch proprietary accounts.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     Based on information provided to the Company, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company by the Company's directors, the Named Executive Officers (as defined herein) and the directors, nominees for director and executive officers of the Company as a group (18 persons) as of February 11, 1999:

                                                                              PERCENTAGE OF
                       NAME OF DIRECTOR, NOMINEE     SHARES OF COMMON STOCK    COMMON STOCK
  TITLE OF CLASS      OR NAMED EXECUTIVE OFFICER     BENEFICIALLY OWNED(1)    OUTSTANDING(2)
  --------------      --------------------------     ----------------------   --------------
Common Stock,       Keith A. Bealmear                         55,307(3)          *
  $1.00 par value   Robert J. Breci                        1,209,950(4)          *
                    Richard W. Courts, II                    197,640(5)          *
                    Bradley Currey, Jr.                       32,185(6)          *
                    Jean Douville                              4,086(7)          *
                    Robert P. Forrestal                        1,500(8)          *
                    Thomas C. Gallagher                    1,479,228(9)          *
                    George W. Kalafut                      2,047,869(10)           1.1%
                    Stephen R. Kendall                       945,482(11)         *
                    J. Hicks Lanier                           40,881(12)         *
                    Larry L. Prince                          705,670(13)         *
                    Alana S. Shepherd                          2,283             *
                    Lawrence G. Steiner                        6,520(14)         *
                    James B. Williams                         32,490(15)         *
                    Directors, Nominees and
                    Executive Officers as a Group          4,667,757(16)           2.6%

---------------

   * Less than 1%.
 (1) Information relating to the beneficial ownership of Common Stock by directors, nominees for director and Named Executive Officers is based upon information furnished by each such individual using "beneficial ownership" concepts set forth in rules promulgated by the Securities and Exchange Commission under Section 13(d) of the Securities Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and Named Executive Officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director's, nominee's or executive officer's immediate family have a beneficial interest, and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.
 (2) Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or Named Executive Officer does not exceed one percent of the outstanding Common Stock of the Company.
 (3) Includes 33,439 shares subject to stock options exercisable currently or within 60 days.
 (4) Includes 59,794 shares subject to stock options exercisable currently or within 60 days. In addition, Mr. Breci is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees.
 (5) Includes 1,350 shares held by a profit-sharing trust for which Mr. Courts is sole trustee and 196,065 shares held by certain charitable foundations for which Mr. Courts is a trustee and thereby has shared voting and investment power. (Mr. Courts disclaims beneficial ownership as to the shares held by such trust and foundations.) Also includes 225 shares owned by Mr. Courts' wife (as to which shares he disclaims beneficial ownership).
 (6) Includes 2,185 shares of Common Stock equivalents held in Mr. Currey's stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans."
 (7) Includes 1,836 shares of Common Stock equivalents held in Mr. Douville's stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans."
 (8) All 1,500 shares are owned jointly by Mr. Forrestal and his wife.

 (9) Includes 243,343 shares subject to stock options exercisable currently or within 60 days and 946 shares owned jointly by Mr. Gallagher and his wife. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Gallagher is one of four trustees. Mr. Gallagher disclaims beneficial ownership as to all such shares held in trust.
(10) Includes 68,539 shares subject to options exercisable currently or within 60 days. Also includes 1,088,532 shares held in a benefit fund for Company employees, of which Mr. Kalafut is one of four trustees, and 863,982 shares held in trust for the Company's Pension Plan, of which Mr. Kalafut is one of four trustees. Including the shares held in such trusts, Mr. Kalafut's beneficial ownership was 1.1% of the Common Stock outstanding on February 11, 1999. Mr. Kalafut disclaims beneficial ownership as to all such shares held in both trusts.
(11) Includes 201,650 shares subject to stock options exercisable currently or within 60 days and 85,930 contingency shares in Mr. Kendall's name. Also includes 30,000 shares held in Kendall Charitable Trust for which Mr. Kendall has sole investment power for such shares. Also includes 208,608 shares and 51,681 contingency shares held in Kendall Financial Partners, Ltd. (for which Mr. Kendall disclaims beneficial ownership) and 160,743 shares held in the EIS, Inc. Employee Stock Ownership Plan.
(12) Includes 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustee. Also includes 2,250 shares owned by Oxford Industries, Inc., as to which Mr. Lanier has shared voting and investment power (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has shared voting and shared investment power for such shares (as to which shares Mr. Lanier disclaims beneficial ownership). Also includes 9,900 shares held in four trusts for the benefit of Mr. Lanier's siblings for which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustees. Mr. Lanier disclaims beneficial ownership as to these 9,900 shares.
(13) Includes 398,758 shares subject to stock options exercisable currently or within 60 days, and includes 91,125 shares held by a charitable foundation for which Mr. Prince is a trustee and thereby has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to such shares held in trust.
(14) Includes 1,113 shares owned by Mr. Steiner's wife (as to which such shares Mr. Steiner disclaims beneficial ownership), and 2,407 shares held in trust in nominee's name for the benefit of Mr. Steiner.
(15) Includes 2,491 shares of Common Stock equivalents held in Mr. Williams' stock account under the Directors' Deferred Compensation Plan. See "Compensation Pursuant to Plans."
(16) This figure includes 1,143,134 shares issuable to certain executive officers upon the exercise of options that are exercisable currently or within 60 days under the Company's 1988 Stock Option Plan and 1992 Stock Option and Incentive Plan, 1,088,532 shares held in a benefit fund for Company employees, 863,982 shares held in trust for the Company's Pension Plan, and 6,512 shares held as Common Stock equivalents under the Directors' Deferred Compensation Plan. The individual total for Mr. Courts and Mr. Prince includes 91,125 shares held by the John Bulow Campbell Foundation of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The individual totals for Messrs. Breci, Gallagher and Kalafut each include the 1,088,532 shares mentioned above as held in a benefit fund for Company employees of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure.

                   EXECUTIVE COMPENSATION AND OTHER BENEFITS

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for fiscal years ending December 31, 1998, 1997 and 1996, of (i) the Chief Executive Officer as of December 31, 1998, and (ii) the other four most highly compensated executive officers of the Company as of December 31, 1998 (for the purposes of this and the following tables and discussion concerning executive compensation, such five executive officers shall be referred to as the "Named Executive Officers"):
                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                    COMPENSATION AWARDS
                                                                 -------------------------
                                        ANNUAL COMPENSATION      RESTRICTED     SECURITIES       ALL
                                      ------------------------      STOCK       UNDERLYING      OTHER
                                             SALARY     BONUS     AWARD(S)       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION           YEAR     ($)       ($)         ($)          (#)(1)        ($)(2)
---------------------------           ----   -------   -------   -----------    ----------   ------------
Larry L. Prince                       1998   590,000   788,535     552,150(3)         --        2,000
  Chairman of the                     1997   540,000   658,800     504,375(3)    150,000        1,900
  Board, Chief Executive              1996   500,000   621,000     791,900(3)         --        1,900
  Officer and Director
Thomas C. Gallagher                   1998   425,000   542,300     276,075(3)         --        2,000
  President, Chief                    1997   390,000   452,400     252,188(3)    125,000        1,900
  Operating Officer and               1996   360,000   426,420     395,950(3)         --        1,900
  Director
George W. Kalafut                     1998   240,000   293,040          --            --        2,000
  Executive Vice                      1997   225,000   249,750          --        25,000        1,900
  President --                        1996   214,000   241,178          --            --        1,900
  Finance &
  Administration
Robert J. Breci                       1998   270,000   261,360                        --        2,000
  Executive Vice                      1997   248,000   205,840          --        25,000        1,900
  President                           1996   237,000   196,236          --            --        1,900
Keith A. Bealmear                     1998   240,000   218,800          --            --        2,000
  Group Vice President                1997   228,000        --          --        25,000        1,900
                                      1996   212,000   151,156          --            --        1,900

---------------

(1) Share amounts prior to 1997 have been restated to reflect the three-for-two stock split effected in the form of 50% stock dividend on April 14, 1997.
(2) For 1998, 1997 and 1996, amounts of "All Other Compensation" reflect Company matching contributions pursuant to the Genuine Partnership Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code")).
(3) On March 31, 1994, the Company entered into separate Restricted Stock Agreements with Mr. Prince and Mr. Gallagher whereby the Company agreed to make certain grants of restricted stock to such officers (up to an aggregate maximum of 150,000 shares for Mr. Prince and 75,000 shares for Mr. Gallagher) if the Company achieves certain annual earnings per share and certain price per share targets. Once such awards of restricted stock are granted, dividends on such restricted shares will be paid to the grantee and such restricted shares will vest on March 31, 2004 provided that the grantee remains employed by the Company until that date (unless the grantee is terminated prior to March 31, 2004 by reason of a change in control, death, disability or retirement, or the Compensation and Stock Option Committee accelerates the vesting of restricted stock granted under these Restricted Stock Agreements). For 1996, 1997 and 1998, the amounts specified in "Restricted Stock Awards" reflect grants under the Restricted Stock Agreements discussed above made on (and valued as of) February 15, 1996 and February 13, 1997, and January 29, 1996, May 12, 1997, and March 20, 1998,
    respectively, in connection with the Company's achievement of the earnings per share target for 1995 and 1996 and the first, second and third price per share targets as set forth in the agreements. The value of all restricted stock held by Mr. Prince and Mr. Gallagher as of December 31, 1998 was $2,808,750 and $1,404,375, respectively (such value is calculated by multiplying the number of restricted stock shares held by $33.4375, which was the closing price of the Company's Common Stock on December 31, 1998).

                       OPTION GRANTS IN FISCAL YEAR 1998

     No options were granted during 1998 to the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

     Shown below is information with respect to options exercised by the Named Executive Officers during 1998 and the unexercised options to purchase the Company's Common Stock granted in prior years under the 1988 Stock Option Plan and the 1992 Stock Option and Incentive Plan to the Named Executive Officers and held by them as of December 31, 1998.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                                                               AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(2)
                         SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
NAME                     ON EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ---------------   --------------   -----------   -------------   -----------   -------------
Larry L. Prince                    --               --         398,758         19,950      2,411,041        268,328
Thomas C. Gallagher            13,000          198,297         243,343         18,207      1,079,329        210,458
George W. Kalafut               3,150           46,555          68,539         22,311        412,047        247,468
Robert J. Breci                    --               --          59,794         22,374        340,983        249,927
Keith A. Bealmear               6,000           79,531          33,439         21,561         88,785        174,964

---------------

(1) The Value Realized represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.
(2) Represents the fair market value as of December 31, 1998 ($33.4375 per share closing stock price) of the option shares less the exercise price of the options.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation and Stock Option Committee of the Company's Board of Directors (the "Committee") is composed entirely of individuals who are outside directors. The Committee is responsible for making decisions with respect to the Company's executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company's shareholders while providing appropriate incentives to its executive officers.

POLICY RELATIVE TO CODE SECTION 162(M)

     The Omnibus Budget Reconciliation Act of 1993 (OBRA) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as "performance-based" under Code Section 162(m). Compensation payable under the Company's annual bonus program for its executive officers, which was approved by the Company's shareholders at the 1995 Annual Meeting of shareholders and is again being submitted for shareholder approval at the Annual Meeting under Proposal 3 in this Proxy Statement, is designed to qualify as "performance-based" and therefore to be fully deductible by the Company. In addition, the 1999 Long-Term Incentive Plan being submitted to shareholders for approval at the Annual Meeting under Proposal 2 of this

Proxy Statement will permit the grant of stock options and other awards that are fully deductible under Code Section 162(m). It is the Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

ELEMENTS OF EXECUTIVE COMPENSATION

     The Company's executive officers receive compensation comprised of base salaries, annual incentive bonuses, long-term incentive compensation in the form of stock options and restricted stock, and various benefits, including medical and pension plans.

  Base Salary

     The Committee sets base salaries for the Company's executive officers at levels generally below what it believes to be competitive salary levels in order to maintain an emphasis on incentive compensation. The Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer's base salary in the prior year; (ii) increases in the cost of living; (iii) increased responsibilities; (iv) the levels of Chief Executive Officer compensation granted by the other companies that are included in the Peer Index
(as defined on page   of this Proxy Statement); and (v) the past performance
(including the achievement in the prior fiscal year of certain Goals, as described below) and specific skills of the Chief Executive Officer as they relate to the needs of the Company. The Committee's review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding base salary. The Committee and the Chief Executive Officer set the base salary of every other executive officer of the Company based upon the same criteria.

  Annual Bonuses

     In order to maximize the interests of the Company's shareholders and its management, the Committee makes extensive use of annual bonuses based on the performance factors set forth below as a part of each executive's compensation. Pursuant to the Company's Annual Incentive Bonus Plan (the "Annual Incentive Plan"), the Committee sets annual bonuses such that an executive officer's annual bonus, assuming the Company achieves certain targets or goals, is approximately 47% of total annual compensation. However, if the Company's performance fluctuates markedly from the targets established by the Company, the executive officer may receive no bonus, or may receive an annual bonus that constitutes as much as 55% of total annual compensation, depending upon the extent and direction of such fluctuations.

     Each fiscal year, including 1998, the Committee sets the level of annual bonuses to be awarded to the Chief Executive Officer and other executive officers under the Annual Incentive Plan, based upon goals (the "Goals") set by the Company. The Goals set by the Company for projected pre-tax return (expressed as a percentage) on the Company's shareholders' equity as of the beginning of the fiscal year (the "Profit Goals") receive the most emphasis in calculating annual bonuses by the Committee since these Goals most forcefully tie the interests of the Company's shareholders and its executive officers together. If the Company meets a specified Profit Goal, the Company's executive officers are eligible to receive additional bonuses if the Company also attains certain (i) sales targets (the "Sales Goals"), and (ii) inventory management targets (the "Inventory Management Goals").

     The Company's Goals are determined by aggregating all of the Profit, Sales and Inventory Management Goals established at the lower levels of the Company and its subsidiaries (the "base goals"). Each base goal is set based upon (i) the prior year's performance by a particular jobbing store, branch or distribution center, (ii) the overall economic outlook of the region served by the particular jobbing store, branch or distribution center setting the base goal, and (iii) specific market opportunities. The formulation of the base goals is influenced to a degree by the Company's management which often attempts to set the tone and emphasis of base goals based on its interpretations of the above factors.

     Once the base goals have been compiled into the Company's Goals, the Committee reviews and ratifies their content, then sets the annual bonus schedule for the Company's Named Executive Officers based upon the Company's Goals. The annual bonuses for certain other executive officers of the Company are based on the aggregate base goals for the division or divisions of the Company for which they are responsible.

     For fiscal year 1998, Larry L. Prince, the Company's Chief Executive Officer, earned a bonus equal to 57% of his total annual compensation. The annual bonus awarded in connection with the Profit Goal constituted 100% of Mr. Prince's 1998 bonus.

     The current Annual Incentive Plan will expire on December 31, 1999. The shareholders are being asked to consider and vote upon a proposal to adopt as a replacement plan the Company's 1999 Annual Incentive Bonus Plan, as described under Proposal 3. The new plan will operate similarly to the current Annual Incentive Plan, except that the Committee will have greater flexibility to select from among several shareholder-approved business criteria in establishing the annual performance goals.

  Stock Options and Restricted Stock

     No stock options were granted to the Company's executive officers in 1998.

     During 1994 the Committee provided long term compensation to Mr. Prince and Thomas C. Gallagher, the Company's President and Chief Operating Officer, in the form of restricted stock agreements under the 1992 Plan. Such agreements commit the Company to make future grants of restricted stock awards (up to a certain maximum number of shares) based upon (i) increases in the Company's Common Stock price to certain levels specified in the agreements (the "Stock Price Goals"), and (ii) the Company's achievement of certain earnings per share targets for each year from 1994 to 1998 as set forth in the agreements (the "Earnings Goals"). In determining whether to enter into a restricted stock agreement with a particular executive officer, the Committee considered (i) the recipient's level of responsibility; (ii) the recipient's specific function within the Company's overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient's position(s). The Committee's review of the foregoing factors was subjective, and the Committee assigned no fixed value or weight to any of the factors when making its decisions. Such agreements committed the Company to make awards of up to a maximum of 150,000 shares of restricted stock to Mr. Prince and awards of up to a maximum of 75,000 shares to Mr. Gallagher. The Company met the third Stock Price Goal in 1998 and, therefore, awarded 15,000 shares of restricted stock to Mr. Prince and 7,500 to Mr. Gallagher in 1998.

  Benefits

     The Company provides medical and other similar benefits to its executive officers that are generally available to the Company's employees.

                                          Members of the Compensation and Stock
                                          Option Committee in 1998

                                          J. Hicks Lanier (Chairman)
                                          Bradley Currey, Jr.
                                          James B. Williams
                                          William A. Parker, Jr. (Retired in
                                          April 1998)

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following non-employee directors served on the Compensation and Stock Option Committee during 1998: William A. Parker, Jr., Bradley Currey, Jr., J. Hicks Lanier and James B. Williams. Mr. Parker retired as a director of the Company on the date of the 1998 Annual Meeting. He was the general manager of Beck & Gregg, the former hardware division of the Company, from 1969 to 1977. Mr. Lanier is Chief Executive Officer, Chairman of the Board and President of Oxford Industries, Inc., one of whose directors is the Company's President and Chief Operating Officer, Thomas C. Gallagher. Mr. Williams is Chairman of the Executive Committee of SunTrust Banks, Inc., one of whose directors, Larry L. Prince, is the Chairman of the Board and Chief Executive Officer of the Company. As of December 31, 1998, the Company had outstanding indebtedness to SunTrust Bank of approximately $547.3 million.

                         COMPENSATION PURSUANT TO PLANS

RETIREMENT PLANS

PENSION PLAN TABLE

     The following table illustrates the combined (total) benefits payable annually under the Company's Pension Plan and the Supplemental Retirement Plan to a participant with certain years of credited service and with certain final average earnings, assuming (i) retirement at age 65, (ii) the estimated maximum Social Security benefit payable to a participant retiring on December 31, 1998, and (iii) the benefit is paid as a single life annuity.

                           YEARS OF CREDITED SERVICE

FINAL AVERAGE
   ANNUAL
  EARNINGS         15         20         25         30         35         40         45
-------------   --------   --------   --------   --------   --------   --------   --------
 $  400,000     $152,200   $162,200   $172,200   $182,200   $192,200   $202,200   $212,200
    450,000      172,200    183,500    194,700    206,000    217,200    228,500    239,700
    500,000      192,200    204,700    217,200    229,700    242,200    254,700    267,200
    600,000      232,200    247,200    262,200    277,200    292,200    307,200    322,200
    700,000      272,200    289,700    307,200    324,700    342,200    359,700    377,200
    800,000      312,200    332,200    352,200    372,200    392,200    412,200    432,200
    900,000      352,200    374,700    397,200    419,700    442,200    464,700    487,200
  1,000,000      392,200    417,200    442,200    467,200    492,200    517,200    542,200
  1,100,000      432,200    459,700    487,200    514,700    542,200    569,700    597,200
  1,200,000      472,200    502,200    532,200    562,200    592,200    622,200    652,200
  1,300,000      512,200    544,700    577,200    609,700    642,200    674,700    707,200
  1,400,000      552,200    587,200    622,200    657,200    692,200    727,200    762,200
  1,500,000      592,200    629,700    667,200    704,700    742,200    779,700    817,200
  1,600,000      632,200    672,200    712,200    752,200    792,200    832,200    872,200
  1,700,000      672,200    714,700    757,200    799,700    842,200    884,700    927,200

     The Pension Plan Table above covers retirement benefits payable to the Named Executive Officers pursuant to (i) a noncontributory tax qualified pension plan (the "Pension Plan") providing monthly benefits upon retirement to eligible employees (employees become eligible to participate in the Pension Plan after attaining age 21 and completing twelve months of service and 1,000 hours of service during such twelve months), and (ii) a "Supplemental Retirement Plan" maintained solely for the purpose of providing retirement benefits for key employees in excess of the limitations on Pension Plan benefits imposed by the Code.

     Each year the Company contributes an amount to the Pension Plan that is actuarially determined. Retirement benefits are based on a participant's years of service and average monthly pay during the participant's five highest paid years out of the participant's last ten years of service prior to termination of employment, and benefits may be reduced by 50% of the participant's Social Security benefits. Normal retirement age is 65; early retirement can be taken at age 55 with 15 years of credited service.

     The Code limits the amount of the annual benefits that may be payable under the Pension Plan. For 1998, this limit was $130,000 per year. Such amounts payable under the Pension Plan would be reduced by any other benefit payable to a participant under any collectively bargained pension or pension plan to which the Company has contributed.

     The Supplemental Retirement Plan is nonqualified, noncontributory and unfunded, and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974. Only persons whose annual, regular earnings are expected to be equal to or greater than the compensation limitation of Code Section 401(a)(17) ($160,000 in 1998) or such other dollar limitations as may be imposed by the Compensation and Stock Option Committee of the Company's Board of Directors may participate in the Supplemental Retirement Plan. The Compensation and Stock Option Committee reserves the right, however, to exclude an otherwise eligible employee from participating in the Supplemental Retirement Plan. All of the Named Executive Officers are participants in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides that each participant will receive for the remainder of his or her life an additional payment equal to the difference between (i) the amount the executive received under the Pension Plan and (ii) the full retirement income which the executive would have been entitled to receive under the Pension Plan had such Pension Plan income not been limited by the Code.

     For the Named Executive Officers, the sum of the amounts shown in the columns of the Summary Compensation Table labeled "Salary" and "Bonus" approximates the compensation used to calculate combined (total) retirement benefits under the Pension Plan and the Supplemental Retirement Plan. The Named Executive Officers have the following number of years of credited service to the Company for purposes of calculating retirement benefits: Larry L. Prince -- 40 years; Thomas C. Gallagher -- 28 years; George W. Kalafut -- 15 years; Robert J. Breci -- 36 years; and Keith A. Bealmear -- 24 years.

     The Supplemental Retirement Plan provides that in the event of a "change of control" of the Company (as defined therein) (i) any participant whose employment is terminated without cause during the 24-month period following the change of control, and who has seven or more years of credited service for vesting purposes, shall be entitled to receive a lump sum payment equal to the actuarially determined value of the supplemental retirement income accrued by the participant as of the date of his or her termination; and (ii) any participant who has commenced receiving supplemental retirement income under the Supplemental Retirement Plan at the time of the change of control shall receive a lump sum payment equal to the actuarially determined value of his or her remaining supplemental retirement income. For purposes of these provisions, the Supplemental Retirement Plan states that actuarial equivalents shall be determined using an interest assumption of 6%.

1988 STOCK OPTION PLAN AND 1992 STOCK OPTION AND INCENTIVE PLAN

     The Company's 1988 Stock Option Plan (the "1988 Plan"), was approved by the shareholders at the 1988 Annual Meeting held on April 18, 1988 and expired by its terms on May 1, 1998. Upon expiration of the 1988 Plan, no further awards may be granted thereunder. The Company's 1992 Stock Option and Incentive Plan (the "1992 Plan") was approved by the shareholders at the 1992 Annual Meeting held on April 20, 1992. The 1992 Plan provides for the granting of options to purchase shares of the Company's Common Stock to key employees of the Company and its subsidiaries. The purchase price for shares of the Company's Common Stock subject to an option granted under the 1992 Plan may not be less than the fair market value of such shares on the date of grant of the option.

     The 1992 Plan provides for the granting of restricted stock to key employees of the Company. Restricted stock grants under the 1992 Plan may not be disposed of by the recipient until restrictions specified in the grant expire. Such restrictions may be based on a period of continuous employment, or contingent upon the attainment of certain business objectives or other quantitative or qualitative criteria. A holder of restricted stock has all of the rights of a shareholder of the Company, including the right to vote the restricted shares and the right to receive cash dividends.

     The shareholders of the Company will be asked to consider and vote at the Annual Meeting on the adoption of the Genuine Parts Company 1999 Long-Term Incentive Plan, which provides for the granting of stock options, restricted stock and other types of incentive awards, as described more fully under Proposal 2.

GENUINE PARTNERSHIP PLAN

     The Company established, effective July 1, 1988, a qualified salary deferral plan pursuant to Code Section 401(k) (the "Partnership Plan"). The Partnership Plan is open to all employees, including executive officers. Employees who are normally scheduled to work 24 or more hours per week may participate in the 401(k) payroll deduction portion of the Partnership Plan on the first day of the month after the eligible employee completes three months of employment and attain age 18. Employees who are normally scheduled to work fewer than 24 hours per week may participate after attaining age 18 and completing twelve months of service and 1,000 hours of service during such twelve months ("Year of Service"). All Employees must complete a Year of Service and attain age 18 before becoming eligible for a Company matching contribution. Pursuant to the Partnership Plan, each participating employee is permitted to authorize payroll deductions of up to 6% of his or her total compensation during the calendar year (the "Basic Contributions"), and is permitted to make supplemental contributions of up to 10% of his or her total compensation during the calendar year (the "Supplemental Contributions"). An employee's aggregate contributions are subject to limits set by law. The Company makes matching contributions in cash or the Company's Common Stock equal to 20% of each participant's Basic Contributions. Participants become vested in the Company's matching contributions after completing three years of service. Participants are always 100% vested in their Basic and Supplemental Contributions.

EXECUTIVE DEFERRED COMPENSATION AGREEMENTS

     The Company has deferred compensation agreements with certain of the Company's executive officers under which each executive has agreed to reduce his salary in exchange for annual benefits upon retirement. The Company has purchased insurance policies out of its general assets to provide sufficient funds to pay the annual retirement benefits promised under the agreements. The Company is the owner and sole beneficiary of such policies. Amounts of compensation deferred pursuant to the deferred compensation agreements are included in the salaries of the Named Executive Officers disclosed in the Summary Compensation Table in the year such compensation is earned. Such compensation will not be included in such individuals' salary in the Summary Compensation Table in the later year in which he actually receives such compensation. The Named Executive Officers are entitled to the following amounts upon retirement or attaining age 65 under such deferred compensation agreements:
Larry L. Prince -- $35,000 annually with such amount guaranteed for 10 years; Thomas C. Gallagher -- $40,000 annually with such amount guaranteed for 10 years; and Robert J. Breci -- $40,000 annually with such amount guaranteed for 10 years.

     Each of the deferred compensation agreements provide that in the event of a change of control of the Company (as defined in the agreements), the officer (i) if he has not yet qualified for early retirement benefits, shall have the right to demand his withdrawal benefits (which is an amount approximately equal to the amount of salary deferred under the agreement by the officer) in a single lump sum payment, or (ii) if he has qualified for early retirement benefits or has begun receiving a retirement benefit under his deferred compensation agreement, shall have the right to demand his benefits in a single lump sum payment in an amount equal to the annual amount to which the officer is entitled times the number of years remaining in his life expectancy based on the actuarial assumptions used in connection with the Company's Pension Plan at that time, reduced to present value using 6% per annum.

TAX DEFERRED SAVINGS PLAN

     The Company established, effective as of January 1, 1993, a nonqualified, unfunded deferred compensation plan known as The Genuine Parts Company Tax-Deferred Savings Plan (the "Deferred Savings Plan").

The Deferred Savings Plan is open to all executive officers and certain other key employees. The Deferred Savings Plan permits participants to defer the receipt of bonuses until a specified date which must be at least two calendar years following the date the bonus would ordinarily be paid. Participants may defer up to 100% of their 1998 bonuses (to be received during 1999). Amounts of compensation deferred pursuant to the Deferred Savings Plan are included in the amounts disclosed in the Summary Compensation Table in the year such compensation is earned.

DIRECTORS' DEFERRED COMPENSATION PLAN

     The Company established, effective as of November 1, 1996, a nonqualified, unfunded deferred compensation plan known as the Genuine Parts Company Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"). The Directors' Deferred Compensation Plan is open to all non-employee directors of the Company and permits participants to defer the receipt of all of their director fees and/or meeting fees until a specified date, which must be at least two calendar years following the date of the election to defer. Participants may elect to have the deferred amounts allocated to an interest bearing account or an account that is credited with Common Stock equivalents. Each participant may elect to receive payment of the deferred amounts in cash or shares of Common Stock.

                           TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS

     Effective February 13, 1989 (August 22, 1991 with respect to Mr. Kalafut and April 17, 1995 with respect to Mr. Bealmear), the Company entered into identical agreements ("Severance Pay Agreements") with certain executive officers, including Larry L. Prince, Thomas C. Gallagher, George W. Kalafut, Robert J. Breci and Keith A. Bealmear. Each Severance Pay Agreement provides that following a change in the control of the Company (as defined in the agreements), if the executive officer's employment with the Company terminates, voluntarily or involuntarily, for any reason or for no reason, within two years after the change of control (but prior to the executive officer's reaching age
65), the executive officer will be entitled to receive the following severance payment:

          (1) If the executive officer is younger than age 62 at the time of termination of his employment, the executive officer shall receive an amount equal to one dollar less than a sum equal to three times his average annual compensation for the five full taxable years ending before the date of the change of control (the "Base Severance Amount"), or

          (2) If the officer is age 62 or older at the time of termination of his employment, he shall receive an amount computed by dividing the Base Severance Amount by 36, and multiplying the result of that division by the number of whole months between the date of termination of employment and the date the executive officer reaches age 65.

     In addition, if an executive officer incurs a federal excise tax with respect to any part or all of the amounts received pursuant to his Severance Pay Agreement, the Company is required to pay the executive officer a sum equal to such excise tax so incurred by the executive officer plus all excise taxes and federal, state and local income taxes incurred by the executive officer with respect to receipt of this additional payment. Furthermore, the Company has agreed to pay all legal fees and expenses incurred by an executive officer in the pursuit of the rights and benefits provided by his Severance Pay Agreement.

     These Severance Pay Agreements will remain in effect as long as each such executive officer remains employed by the Company.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return ("shareholder return") on the Company's Common Stock against the shareholder return of the S&P's 500 Stock Index and two Peer Group Composite Indices (structured by the Company as set forth below) for the five year period commencing December 31, 1993 and ended December 31, 1998.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
   GENUINE PARTS COMPANY, S&P 500 INDEX & TWO PEER GROUP COMPOSITE INDICES**

                                        GENUINE
        MEASUREMENT PERIOD               PARTS                              OLD PEER          NEW PEER
      (FISCAL YEAR COVERED)             COMPANY           S&P 500            INDEX             INDEX
1993                                          100.00            100.00            100.00            100.00
1994                                           98.81            101.32             94.62             94.62
1995                                          116.16            139.40            165.88            165.88
1996                                          129.95            171.41            155.52            155.52
1997                                          153.08            228.59            261.76            261.76
1998                                          155.39            293.92            246.15            241.24

     Assumes $100 invested on December 31, 1993 in Genuine Parts Company Common Stock, S&P's 500 Stock Index (the Company is a member of the S&P 500 and its individual shareholder return went into calculating the S&P 500 results set forth in this performance graph), and two Peer Group Composite Indices constructed by the Company as set forth below.
---------------

 * Total return assumes reinvestment of dividends.
 ** Fiscal year ending December 31.

     In constructing the Old Peer Group Composite Index ("Old Peer Index") for use in the performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each such company's stock market capitalization at December 31, 1993 and including reinvestment of dividends) that compete with the Company in three industry segments: automotive parts, industrial parts and office products (each group of companies included in the Peer Index as competing with the Company in a separate industry segment are hereinafter referred to as a "Peer Group"). Included in the automotive parts Peer Group are those companies making up the Dow Jones Automotive Parts & Equipment Industry Group (the Company is a member of such industry group and its individual shareholder return was included when calculating the Peer Index results set forth in this performance graph). Included in the industrial parts Peer Group are Applied Industrial Technologies, Inc. (formerly Bearings, Inc.) and Kaman Corporation, and included in the office products Peer Group is United Stationers Inc. The New Peer Group Composite Index (the "New Peer Index") is identical to the Old Peer Index for years 1993 through 1997. The New Peer Index reflects the addition of electrical/electronic materials as a fourth industry segment, with the Company's acquisition of EIS, Inc. on July 1, 1998. Included in the electrical/electronic materials Peer Group for 1998 is Marshall Industries.

     In determining the Peer Indices, each Peer Group for each industry segment was weighted to reflect the Company's annual net sales in each industry segment. Each industry segment of the Company comprised the following percentages of the Company's net sales for the fiscal years shown:

             INDUSTRY SEGMENT                1994     1995     1996     1997     1998
             ----------------                -----    -----    -----    -----    -----
Automotive Parts                             55.45%   53.29%   52.58%   51.14%   49.33%
Industrial Parts                             27.12%   28.69%   29.34%   30.86%   30.37%
Office Products                              17.43%   18.02%   18.08%   18.00%   16.97%
Electrical/Electronic Materials                 --       --       --       --     3.33%

                               2. APPROVAL OF THE
                         1999 LONG-TERM INCENTIVE PLAN

     The Company currently maintains the Genuine Parts Company 1992 Stock Option and Incentive Plan (the "1992 Plan"). The 1992 Plan provides for the granting of restricted stock and options to purchase shares of the Company's Common Stock to key employees of the Company and its subsidiaries. As of December 31, 1998, there were 1,726,474 shares of Common Stock remaining available for the grant of awards under the 1992 Plan.

     On February 15, 1999, the Board of Directors adopted the Genuine Parts Company 1999 Long-Term Incentive Plan (the "1999 Plan"), subject to approval of the 1999 Plan by the shareholders at the Annual Meeting. The 1999 Plan will be effective as of its approval by the shareholders at the Annual Meeting, and no awards will be made under the 1999 Plan prior to such approval. The Company has reserved 9,000,000 shares of the authorized but unissued shares of Common Stock for issuance upon the grant or exercise of awards pursuant to the 1999 Plan. Whether or not the shareholders approve the 1999 Plan, the Company may continue to grant options or other awards under the 1992 Plan until the shares authorized thereunder are depleted or until the 1992 Plan expires on April 19, 2002.

SUMMARY OF THE 1999 PLAN

     A summary of the 1999 Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 1999 Plan, a copy of which will be furnished without charge to any shareholder of the Company upon written request made to the Secretary of the Company.

  General

     The purpose of the 1999 Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of employees, officers and directors to those of the shareholders, and by providing such employees, officers and directors with an incentive for outstanding performance. As of February 11, 1999, there were approximately 400 employees (including all current executive officers) and directors eligible to participate in the 1999 Plan.

     The 1999 Plan authorizes the granting of awards to employees, officers and directors of the Company or its subsidiaries in the following forms: (i) options to purchase shares of Common Stock, which may be incentive stock options or nonqualified stock options, (ii) performance units; (iii) restricted stock; or
(iv) any other right or interest relating to Common Stock or cash. Not more than 10% of the 9,000,000 shares authorized under the 1999 Plan may be granted as awards of restricted or unrestricted stock. The maximum number of shares of Common Stock with respect to one or more options that may be granted during any one calendar year under the 1999 Plan to any one participant is 500,000. The maximum fair market value of any awards (other than options) that may be received by a participant (less any consideration paid by the participant for such award) during any one calendar year under the 1999 Plan is $7,500,000. The number of shares available under the 1999 Plan is subject to adjustment by the Committee to prevent dilution in the event of a stock split, combination of shares, stock dividend or certain other events. To the extent that an award is canceled, terminates, expires or lapses for any reason, or is settled in cash, any shares of Common Stock subject to the award will again be available for the grant of an award under the 1999 Plan.

     Pursuant to Section 162(m) of the Code, the Company may not deduct compensation in excess of $1 million paid to the Chief Executive Officer and the four next most highly compensated executive officers of the Company. The 1999 Plan is designed to comply with Code Section 162(m) so that the grant of options under the 1999 Plan, and other awards, such as performance units, that are conditioned on the performance goals described in Section 13.12 of the 1999 Plan, will be excluded from the calculation of annual compensation for purposes of Code Section 162(m) and will be fully deductible by the Company. The Board has approved the 1999 Plan for submission to the shareholders in order to permit the grant of awards thereunder that will constitute deductible performance-based compensation for purposes of Code Section 162(m).

  Administration

     The 1999 Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"). The Committee has the power, authority and discretion to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the 1999 Plan; and make all other decisions and determinations that may be required under, or as the Committee deems necessary or advisable to administer, the 1999 Plan.

  Awards

     Stock Options. The Committee is authorized to grant options under the 1999 Plan, which may be incentive stock options or nonqualified stock options. All options will be evidenced by a written award agreement between the Company and the participant, which will include such provisions as may be specified by the Committee; provided, however that the exercise price may not be less than the fair market value of a share of Common Stock on the date the option is granted. The terms of an incentive stock option must meet the requirements of Section 422 of the Code.

     Upon exercise of any option, payment for shares of Common Stock as to which the option is exercised shall be made in such manner and at such time or times as shall be provided in the option agreement, including cash, shares of Common Stock previously acquired by the optionee, or any combination thereof. If all or part of the exercise price is paid in shares of Common Stock, the value of such shares will be equal to the fair market value of such shares as of the date of exercise.

     Performance Units. The Committee may grant performance units to participants on such terms and conditions as may be selected by the Committee. The Committee will have the complete discretion to determine the number of performance units granted to each participant and to set performance goals and other terms or conditions to payment of the performance units in its discretion which, depending on the extent to which they are met, will determine the number and value of performance units that will be paid to the participant.

     Restricted Stock Awards. The Committee may make awards of restricted stock to participants, which will be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote the restricted stock or the right to receive dividends, if any, on the restricted stock).

     Other Stock-Based Awards. The Committee may, subject to limitations under applicable law, grant to participants such other awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, as deemed by the Committee to be consistent with the purposes of the 1999 Plan, including without limitation shares of Common Stock awarded purely as a "bonus" and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, and awards valued by reference to book value of shares of Common Stock or the value of securities of or the performance of specified Parents or Subsidiaries of the Company. The Committee will determine the terms and conditions of any such awards.

     Performance Goals. The Committee may determine that any award will be determined solely on the basis of (a) the achievement by the Company (or one or more subsidiaries or divisions of the Company) of a specified target return, or target growth in return, on equity or assets, (b) the Company's stock price, (c) the achievement by the Company (or one or more subsidiaries or divisions of the Company) of a specified target, or target growth in, revenues, net income (which may be on a pre-tax or after-tax basis) or earnings per share, (d) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, sales, inventory management, customer satisfaction, meeting budgets and/or retention of employees, or (e) any combination of the goals set forth in (a) through (d) above. Furthermore, the Committee reserves the right for any reason to reduce (but not increase) any such award, notwithstanding the achievement of a specified goal. If an award is made on such basis, the Committee must establish goals not later than ninety
(90) days after the beginning of the period for which such performance goal relates (or such other date as may be permitted or required under Code Section 162(m)). Any payment of an award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

     Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution or, except in the case of an incentive stock option, pursuant to a qualified domestic relations order; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not cause any option intended to be an incentive stock option to fail to be described in Code Section 422(b), and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant's death.

     Acceleration Upon Certain Events. In the event of a Change in Control of the Company (as defined in the 1999 Plan), all outstanding options and other awards in the nature of rights that may be exercised will become fully vested and all restrictions on all outstanding awards will lapse; provided, however that such acceleration will not occur if, in the opinion of the Company's accountants, such acceleration would preclude the use of "pooling of interest" accounting treatment for a Change in Control transaction that would otherwise qualify for such accounting treatment and is contingent upon qualifying for such accounting treatment. Regardless of whether an event described above shall have occurred, the Committee may in its sole discretion declare all outstanding options and other awards in the nature of rights that may be exercised to become fully vested, and/or all restrictions on all outstanding awards to lapse, in each case as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among participants or among awards in exercising such discretion.

  Termination and Amendment

     The Board or the Committee may, at any time and from time to time, terminate, amend or modify the 1999 Plan without shareholder approval; provided, however, that the Committee may condition any amendment on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations. The Committee may amend any outstanding award, but such amendment shall not, without the participant's consent, reduce or diminish the value of such award determined as if it had been exercised, vested, cashed in or otherwise settled on the date of such amendment, and provided further that, except as otherwise permitted in the 1999 Plan, the exercise price of any option may not be reduced and the original term of any option may not be extended. No termination, amendment, or modification of the 1999 Plan may adversely affect any award previously granted under the 1999 Plan, without the written consent of the participant.

CERTAIN FEDERAL INCOME TAX EFFECTS

     Nonqualified Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of a non-discounted nonqualified stock option. However, the participant will realize ordinary income at the time of exercise of the nonqualified stock option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the exercise price, and the Company will be entitled to a corresponding deduction (subject to Code Section 162(m) limitations). The gain, if any, realized upon the subsequent disposition by the participant of the Common Stock will constitute short-term or long-term capital gain, depending on the participant's holding period.

     Incentive Stock Options. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of an incentive stock option. Although the participant will not realize ordinary income upon his exercise of an incentive stock option, the difference between the exercise price and the fair market value of the shares at the time of exercise of the incentive stock option will be treated as an item of tax preference for alternative minimum tax purposes. If the participant holds the shares of Common Stock for the greater of two years after the date the incentive stock option was granted or one year after the acquisition of such shares of Common Stock (the "required holding period"), the difference between the aggregate exercise price and the amount realized upon disposition of the shares of Common Stock will constitute long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the shares of Common Stock are disposed of in a sale, exchange or other "disqualifying disposition" during the required holding period, the participant will realize taxable ordinary income in an amount equal to the lesser of (i) the gain realized by the participant upon such disposition, or (ii) the excess of the fair market value of the Common Stock purchased at the time of exercise over the aggregate exercise price, and the Company will be entitled to a federal income tax deduction equal to such amount (subject to Code Section 162(m) limitations). The gain in excess of such amount realized by the participant as ordinary income would be taxed as a capital gain (subject to the holding period requirements for long-term or short-term capital gain treatment).

     Performance Units. Under present federal income tax regulations, a participant receiving performance units will not recognize income and the Company will not be allowed a tax deduction at the time the award is granted. When a participant receives payment of performance units, the amount of cash and the fair market value of any shares of Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company (subject to Code Section 162(m) limitations).

     Restricted Stock. Under present federal income tax regulations, and unless the participant makes an election to accelerate recognition of the income to the date of grant, a participant receiving a restricted stock award will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Common Stock less any amount paid by the participant for such stock, and the Company will be entitled to a corresponding tax deduction at that time (subject to Code Section 162(m) limitations). A participant will recognize ordinary income on any dividends paid on the shares of restricted stock when such dividends are received, and the Company will have a corresponding deduction (unless the participant elected to recognize income upon grant of the restricted stock, in which event such dividends would not be deductible by the Company).

BENEFITS TO NAMED EXECUTIVE OFFICERS AND OTHERS

     No awards will be granted or approved for grant under the 1999 Plan prior to the Annual Meeting. Any awards under the 1999 Plan will be made at the discretion of the Committee. Consequently, it is not presently possible to determine, with respect to (i) the executive officers named in the Summary Compensation Table, (ii) all current executive officers as a group, (iii) all non-executive directors, as a group, (iv) any director nominee, or (v) all eligible participants, including all current officers who are not executive officers, as a group, either the benefits or amounts that will be received by such persons or groups pursuant to the 1999 Plan or the benefits or amounts that would have been received by such persons or groups under the 1999 Plan if it had been in effect during the last fiscal year.

ADDITIONAL INFORMATION

     The closing price of the Common Stock, as reported on the New York Stock Exchange on February 11, 1999, was $31.0625.

     Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting on this proposal will constitute approval of the 1999 Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE 1999 PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                               3. APPROVAL OF THE
             GENUINE PARTS COMPANY 1999 ANNUAL INCENTIVE BONUS PLAN

     On February 15, 1999, the Board of Directors adopted, subject to shareholder approval at the Annual Meeting, the Genuine Parts Company 1999 Annual Incentive Bonus Plan (the "Bonus Plan"), as a replacement for the existing Genuine Parts Company Annual Incentive Bonus Plan (the "Predecessor Plan"), which is scheduled to expire on December 31, 1999. The Board of Directors directed that the Bonus Plan be submitted to the shareholders at the Annual Meeting. If the Bonus Plan is approved by the shareholders at the Annual Meeting, it will become effective as of January 1, 1999 and the Predecessor Plan will be terminated as of December 31, 1998. If the Bonus Plan is not approved by the shareholders at the Annual Meeting, no payments will be made under the Bonus Plan.

     The Bonus Plan provides for the payment of annual monetary awards to each participant equal to a percentage of such participant's base salary based upon the achievement by the Company of certain "Performance Goals" as discussed below. The Bonus Plan is intended to preserve the Company's federal income tax deduction for annual bonus payments under the Bonus Plan to "covered employees" (as defined below) during the years 1999 to 2003 by meeting the requirements for performance-based compensation under Section 162(m) of the Code. The Bonus Plan will be effective as of January 1, 1999 and has a term of five (5) years, subject to earlier termination by the Board of Directors. The following is a summary of the Bonus Plan. The summary is qualified in its entirety by reference to the full text of the Bonus Plan, a copy of which will be furnished without charge to any shareholder of the Company upon written request made to the Secretary of the Company.

     Eligibility. Participation in the Bonus Plan is limited to the executive officers of the Company and any other employee(s) of the Company or its subsidiaries which the Committee, at the time it sets Performance Goals for a particular year, reasonably believes may be deemed to be a "covered employee" for such year under Code Section 162(m), as the same may be amended from time to time. Under Code Section 162(m), a covered employee currently is defined as any individual who, on the last day of the taxable year, is (i) the chief executive officer of the Company or acting in that capacity, or (ii) one of the four highest compensated officers of the Company (other than the chief executive officer) determined pursuant to the executive compensation rules under the Securities Exchange Act of 1934. During 1998, the covered employees would have been the five Named Executive Officers.

     Performance Goals. Each participant in the Bonus Plan shall be eligible to receive bonuses in connection with a particular fiscal year during the term of the Bonus Plan if the Company (or, for certain executive officers, one or more subsidiaries or divisions of the Company) meets or exceeds certain performance goals ("Performance Goals") set every year by the Committee. Not later than ninety (90) days after the commencement of any fiscal year during the term of the Bonus Plan (or such other date as may be permitted or required by the Code), the Committee will set in writing Performance Goals based upon (a) the achievement by the Company (or one or more subsidiaries or divisions of the Company) of a specified target return, or target growth in return, on equity or assets, (b) the Company's stock price, (c) the achievement by the Company (or one or more subsidiaries or divisions of the Company) of a specified target, or target growth in, revenues, net income (which may be on a pre-tax or after-tax basis) or earnings per share, (d) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, sales, inventory management, customer satisfaction, meeting budgets and/or retention of employees, or (e) any combination of the goals set forth in (a) through (d) above. At the time the Committee sets the Performance Goals for a particular fiscal year, it also sets in writing the percentages of each participant's salary which will be awarded to such participant if the Company (or one or more subsidiaries or divisions of the Company, as applicable) achieves the various Performance Goals.

     Limitation of Benefits. In no event shall any participant receive bonus payments under the Bonus Plan in connection with any one fiscal year which exceed $2,000,000.

     Plan Administration. The Bonus Plan will be administered by the Committee. The Committee is empowered to set the Performance Goals in connection with each fiscal year during the term of the Bonus Plan. The Committee may amend the Bonus Plan at any time, provided that no such amendment may, without the approval of the shareholders of the Company, change the material terms of a Performance Goal or effect such other change that would cause the loss of any tax deduction to the Company under Code Section 162(m) absent shareholder approval. Payments under the Bonus Plan will be made promptly after the Committee certifies in writing that the relevant Performance Goals and other terms of the Bonus Plan were satisfied in connection with such payments. Notwithstanding the above, the Committee may, in its discretion, reduce the amount of compensation otherwise payable to participants under the Bonus Plan.

     Benefits to Executive Officers. Only executive officers of the Company are currently eligible to participate in the Bonus Plan. It is not currently possible to determine with respect to the Named Executive Officers or the executive officers as a group the benefits or amounts that will be received by such persons under the Bonus Plan. The Bonus Plan is based on the annual bonus program described in the "Compensation and Stock Option Committee Report on Executive Compensation." For 1998, each of the Named Executive Officers received the amounts specified in the "Bonus" column of the Summary Compensation Table contained in this Proxy Statement pursuant to the Predecessor Plan, and the executive officers of the Company as a group received an aggregate of $2,601,865 pursuant to the Predecessor Plan.

     Federal Income Tax Consequences. It is the intent of the Company that payments under the Bonus Plan, if approved by the shareholders, will not count toward the $1,000,000 annual deduction limit under Code Section 162(m).

ADDITIONAL INFORMATION

     Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting on this proposal will constitute approval of the Bonus Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE BONUS PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                    4. RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected Ernst & Young LLP as auditors for the Company for the current fiscal year ending December 31, 1999, subject to ratification by the shareholders. Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 1998, and representatives of that firm of independent accountants are expected to be present at the Annual Meeting of Shareholders. Ernst & Young LLP will have an opportunity to make a statement if they desire to do so and respond to appropriate questions.

     Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting on this proposal will constitute ratification of the selection of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As of December 31, 1998, the Company had outstanding indebtedness to SunTrust Bank of approximately $547.3 million, which exceeded 5% of the Company's total consolidated assets at that date. Mr. Williams, who was an executive officer of SunTrust Banks, Inc. during 1998, is a director of the Company and serves on the Company's Compensation and Stock Option Committee.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company the copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that Edward Van Stedum was late in filing a Form 4 with respect to one purchase transaction.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee of approximately $8,000 and reimbursement of certain expenses, and officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation will be by mail, telephone or personal contact.

                                 OTHER MATTERS

     Management does not know of any matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

     Whether or not you expect to be present at the meeting in person, please vote, sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States.

SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company intended to be presented for consideration at the 2000 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 2, 1999, in order to be included in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareholders. In addition, in accordance with Rule 14a-4(c) of the Securities and Exchange Commission, the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareholders will confer discretionary authority to vote on any nominations and other proposals of shareholders that are submitted to the Company after January 16, 2000.

                                   (GPC logo)

                             GENUINE PARTS COMPANY
   PROXY SOLICITED BY THE BOARD OF DIRECTORS OF GENUINE PARTS COMPANY FOR THE
            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 19, 1999


     The undersigned hereby appoints LARRY L. PRINCE and THOMAS C. GALLAGHER, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 19, 1999 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

                  (Continue and to be signed on reverse side)




                              FOLD AND DETACH HERE

                                                                Please mark
                                                                your votes as
                                                                indicated in [X]
                                                                this example.


                                             FOR all      WITHHOLD
                                             nominees     AUTHORITY
                                             listed to   to vote for
                                               below     all nominees
                                           (except as       listed
                                             marked to      below
                                            the contrary
                                                                                                              FOR   AGAINST  ABSTAIN
1. Election of the following four                                      2. Ratification of the Genuine Parts   [ ]     [ ]      [ ]
   nominees as Class I directors and one        [ ]          [ ]          Company 1999 Long-Term Incentive
   nominee as a Class III director of                                     Plan.
   Genuine Parts Company:
                                                                       IF A VOTE IS NOT SPECIFIED, THE PROXIES
                                                                       WILL VOTE "FOR" PROPOSAL 2.
IF A VOTE IS NOT SPECIFIED, THE PROXIES
WILL VOTE "FOR" PROPOSAL 1.                                            3. Ratification of the Genuine Parts   [ ]     [ ]      [ ]
                                                                          Company 1999 Annual Incentive Bonus
Nominees: Class I - Bradley Currey, Jr.,                                  Plan.
          Robert P. Forrestal, Thomas C.
          Gallagher and Lawrence G.                                    IF A VOTE IS NOT SPECIFIED, THE PROXIES
          Steiner,                                                     WILL VOTE "FOR" PROPOSAL 3.
          Class III - Stephen R. Kendall
                                                                       4. Ratification of the selection of    [ ]     [ ]      [ ]
To withhold authority to vote for any individual nominee,                 Ernst & Young LLP as the Company's
write that nominee's name on the following line.                          independent auditors for the fiscal
                                                                          year ending December 31, 1999.


                                                                       IF A VOTE IS NOT SPECIFIED, THE PROXIES
                                                                       WILL VOTE "FOR" PROPOSAL 4.
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                                                                                           SHARES:

                                                                                           PLEASE VOTE, SIGN, DATE AND RETURN THE
                                                                                           PROXY CARD PROMPTLY USING THE ENCLOSED
                                                                                           ENVELOPE.






Signature(s)________________________________________Date:_________________, 1999
IMPORTANT: Please sign this Proxy exactly as your name or names appear above.
When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
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